SCUDDER INTERNATIONAL FUND, INC.

                   ARTICLES SUPPLEMENTARY

     Scudder   International  Fund,  Inc.,  a  Maryland  corporation  (which  is hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

     FIRST: Pursuant to the authority expressly vested in the Board of Directors of the Corporation by Article FIFTH of the Charter of the Corporation, the Board of Directors (i) has duly designated and classified one hundred million (100,000,000) shares of the authorized but unissued shares of the "International Fund" Series of the Corporation's capital stock as a separate class of the "International Fund" Series, such class being designated as the "Barrett International Shares" class of the "International Fund" Series, and (ii) has duly designated the one hundred million (100,000,000) shares of the issued and unissued authorized shares of the "International Fund" Series of the Corporation's capital stock not designated and classified pursuant to (i) above as a separate class of the "International Fund" Series, such class being designated as the "International Shares" class of the "International Fund" Series.

     (a) Immediately prior to the filing of these Articles Supplementary, the Corporation had authority to issue 700,000,000 shares of capital stock, $0.01 par value per share, 100,000,000 million of such shares being designated as the "International Growth and Income Fund" Series; 100,000,000 of such shares being designated as the "Pacific Opportunities Fund" Series; 200,000,000 of such shares being designated as the "International Fund" Series; 100,000,000 of such shares being designated as the "Latin America Fund" Series; 100,000,000 of such shares being designated as the "Greater Europe Growth Fund" Series; and 100,000,000 of such shares being designated as the "Emerging Markets Growth Fund" Series.

     (b) Immediately after the filing of these Articles Supplementary, the Corporation will have the authority to issue 700,000,000 shares of capital stock, $0.01 par value per share, 100,000,000 million of such shares being designated as the "International Growth and Income Fund" Series; 100,000,000 of such shares being designated as the "Pacific Opportunities Fund" Series; 200,000,000 of such shares being designated as the "International Fund" Series, of which 100,000,000 shares will be designated as the "Barrett International Shares" class of the "International Fund" series and 100,000,000 shares will be designated as the "International Shares" class of the "International Fund" Series; 100,000,000 of such shares being designated as the "Latin America Fund" Series; 100,000,000 of such shares being designated as the "Greater Europe



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Growth Fund"  Series;  and  100,000,000  of such shares being  designated as the
"Emerging Markets Growth Fund" Series.

     SECOND: A description of the "Barrett International Shares" class of the "International Fund" Series, including the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications and the terms or conditions of redemption of, such shares, as set by the Board of Directors of the Corporation, is as follows:

     (a) Except as provided in the Charter of the Corporation and except as described in (b) below, the "Barrett International Shares" class of the "International Fund" Series shall be identical in all respects, and shall have the same preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption, as the "International Shares" class of the International Fund Series.

     (b) The "Barrett International Shares" class of the "International Fund" Series may be issued and sold subject to such sales loads or charges, whether initial, deferred or contingent, or any combination thereof, and to such expenses and fees (including, without limitation, distribution expenses under a Rule 12b-1 plan and administrative expenses under an administrative or service agreement, plan or other arrangement, however designated), and to such account size requirements, which may be different from the sales loads, charges, expenses, fees or account size requirements of the "International Shares" class of the International Fund Series, all as the Board of Directors may from time to time establish in accordance with the Investment Company Act of 1940, as amended, and other applicable law.

     THIRD: Except as otherwise provided by the express provisions of these Articles Supplementary, nothing herein shall limit, by inference or otherwise, the discretionary right of the Board of Directors of the Corporation to classify and reclassify and issue any unissued shares of any Series or class of the Corporation's capital stock and to fix or alter all terms thereof to the full extent provided by the Charter of the Corporation.

     FOURTH: The Board of Directors of the Corporation, at a meeting duly called and held, duly authorized and adopted resolutions classifying and designating the "Barrett International Shares" class of the "International Fund" Series and designating the "International Shares" class of "International Fund" Series as set forth in these Articles Supplementary.

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     IN WITNESS  WHEREOF,  Scudder  International  Fund,  Inc.  has caused these
Articles Supplementary to be signed and acknowledged in its name and on its behalf by its President and attested to by its Secretary on this 31st day of March, 1998; and its President acknowledges that these Articles Supplementary are the act of Scudder International Fund, Inc., and he further acknowledges that, as to all matters or facts set forth herein which are required to be verified under oath, such matters and facts are true in all material respects to the best of his knowledge, information and belief, and that this statement is made under the penalties for perjury.


SCUDDER INTERNATIONAL FUND, INC.
By:


/s/Nicholas Bratt
----------------------------
Nicholas Bratt, President


ATTEST:


/s/Thomas F. McDonough
------------------------------
Thomas F. McDonough, Secretary